EXHIBIT 99

Wireless Ronin Reports 99 Percent Year-Over-Year Revenue Increase for 2010 Second Quarter

Key recent highlights include:

•	Revenue increase of 99 percent for the second quarter year-over-year and 78 percent sequentially from the first quarter of 2010

•	Gross margin hits all time high of 48 percent in second quarter of 2010 compared to 39 percent from the previous quarter and up from 23 percent in the second quarter of 2009

•	Gross margin dollars expand more than fourfold year-over-year

•	Wireless Ronin continues to implement its cost optimization plan with projected annualized cost savings to exceed $2.5 million

MINNEAPOLIS – August 12, 2010 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the second quarter ending June 30, 2010.

Second Quarter Results

Wireless Ronin reported revenue of $1.9 million for the second quarter of 2010, a 99 percent increase from $1.0 million in the second quarter of 2009.  As of June 30, 2010, the Company had received purchase orders totaling approximately $1.1 million for which it had not recognized revenue.  The year-over-year increase in revenue was primarily the result of revenue generated from four of the Company’s marquee customers: Chrysler, Thomson Reuters, YUM! and ARAMARK:

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In addition to working closely with Chrysler on multiple requests for additional enhancements to iShowroom, Chrysler is also looking at ways to extend the platform as an effective launch tool for its new 2011 lineup this fall.

-	The Company also experienced an increase in sales to Thomson Reuters, as it continues to expand its InfoPoint® network and its most recently launched interactive application, Reuters Insider®.

-	During the second quarter, the Company completed the installation of digital menu boards for an additional 24 KFC stores, including all of Jacksonville, Florida.

-	The Company has successfully deployed its technology to approximately 200 YUM! brand stores which are fully hosted and supported through Wireless Ronin’s 24/7/365 network operations center (NOC).

-	The Company’s relationship with ARAMARK continues to strengthen and represents an installed base of over 60 locations, including higher education, healthcare, K-12 and entertainment.

For the second quarter of 2010, the Company’s recurring hosting and support revenue totaled approximately $300 thousand, representing a year-over-year increase of approximately 100 percent.

 “Under the leadership of Scott Koller and Darin McAreavey, we have clearly demonstrated a capacity for delivering on key financial performance metrics over the past quarter," said James C. (Jim) Granger, chief executive officer at Wireless Ronin.  “We delivered double digit growth both sequentially and on an annual basis - the highest revenue levels since fourth quarter of 2008 and a more than fourfold improvement in gross margin dollars year-over-year at 48 percent - marking this as the eighth consecutive quarter of improvement and the highest percentage in Wireless Ronin’s history.  Scott, Darin and the rest of the management team have been successfully executing against an ongoing cost optimization plan during the second and third quarters of 2010 to position the Company for a future non-GAAP EBITDA break-even quarter. Now with concurrent growth in both revenues and gross margins, we believe we have validated that the business model works.”

The Company reported a second quarter net loss of $2.1 million, or $0.12 per basic and diluted share, compared to a net loss of $2.7 million, or $0.18 per basic and diluted share, in the same period one year ago. The improvement in the year-over-year net loss was the result of a significant improvement in gross margin dollars. The second quarter 2010 and 2009 results also included costs of approximately $0.2 million, or $0.01 per basic and diluted share, of non-cash stock compensation expense for each period.

Non-GAAP operating loss totaled $1.7 million, or $0.10 per basic and diluted share, in the second quarter of 2010 compared to a non-GAAP operating loss of $2.1 million, or $0.14 per basic and diluted share, in the second quarter of 2009. Seqentially, our non-GAAP operating loss improved by $0.7 million or $0.04 per basic and diluted share.  Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items.  Reconciliation to the GAAP operating loss on a quarterly basis is contained in a table following the unaudited financial information accompanying this release.

For the second quarter of 2010, gross margin averaged 48 percent, compared to a gross margin of 23 percent in the first quarter of 2009 and up from 39 percent from the first quarter of 2009.  The sequential increase was primarily due to a higher percentage of revenue generated from licensing our RoninCast® software, which was up 367 percent.

Darin McAreavey, Wireless Ronin’s vice president and chief financial officer said, “Our cash burn for the second quarter of $2.4 million was sequentially up from $2.0 million for the first quarter of 2010.  This increase was primarily the result of us coming off a very soft first quarter and billing a significant portion of our revenues in the last month of the second quarter.  Excluding our cash balance, our working capital accounts increased sequentially by approximately $0.7 million.  We continue to believe with the cost savings we are already realizing, our current cash reserves are adequate to fund our operations well into 2011.”

Cash and marketable securities, including restricted cash at June 30, 2010, totaled approximately $8.2 million compared to $10.6 million at the end of March 2010.  The decline in cash and marketable securities from the prior quarter-end reflected the continued funding of the Company’s losses during the second quarter 2010.

A conference call to review second quarter results and to provide an update regarding customers within our key vertical markets is scheduled for August 12, 2010, at 3:30 p.m. CT. A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com.  Alternatively, a live broadcast of the call may be heard by dialing (877) 368-6111 inside the United States or Canada, or by calling (631) 291-4139 from international locations.  An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate web site. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 90294155.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® as a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from one central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training.  The company's common stock trades on the NASDAQ Global Market under the symbol "RNIN".

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2010.

Investor Contact

Darin P. McAreavey, vice president, chief financial officer
dmcareavey@wirelessronin.com
952.564.3525

Media Contact

Erin E. Flor, manager of communications and investor relations
eflor@wirelessronin.com
952.564.3535

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)	(audited)	(unaudited)	(audited)
Sales
Hardware	$644	$263	$847	$766
Software	338	230	408	396
Services and other	934	470	1,736	1,234
Total sales	1,916	963	2,991	2,396

Cost of sales
Hardware	429	267	564	718
Software	41	-	49	-
Services and other	532	476	1,040	1,185
Total cost of sales (exclusive of depreciation and amortization shown separately below)	1,002	743	1,653	1,903
Gross profit	914	220	1,338	493

Operating expenses:
Sales and marketing expenses	532	603	1,263	1,434
Research and development expenses	746	548	1,541	939
General and administrative expenses	1,521	1,545	3,004	3,340
Depreciation and amortization expense	171	193	347	392
Total operating expenses	2,970	2,889	6,155	6,105
Operating loss	(2,056)	(2,669)	(4,817)	(5,612)

Other income (expenses):
Interest expense	(16)	(2)	(18)	(5)
Interest income	8	16	18	59
Total other income	(8)	14	-	54
Net loss	$(2,064)	$(2,655)	$(4,817)	$(5,558)
Basic and diluted loss per common share	$(0.12)	$(0.18)	$(0.27)	$(0.37)
Basic and diluted weighted average shares outstanding	17,675	14,854	17,664	14,852

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,949	$12,273
Accounts receivable, net of allowance of $35 and $51	1,704	1,096
Inventories	252	185
Prepaid expenses and other current assets	187	151
Total current assets	10,092	13,705
Property and equipment, net	947	1,242
Restricted cash	217	380
Other assets	20	20
TOTAL ASSETS	$11,276	$15,347

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	996	976
Deferred revenue	316	362
Accrued liabilities	442	251
TOTAL LIABILITIES	1,754	1,589

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000,000 shares authorized; 17,717 and 17,614 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	177	176
Additional paid-in capital	88,989	88,371
Accumulated deficit	(79,212)	(74,395)
Accumulated other comprehensive loss	(432)	(394)
Total shareholders' equity	9,522	13,758
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,276	$15,347

WIRELESS RONIN TECHNOLOGIES, INC.
2010 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

Supplementary Data
	2009					2010
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Total
Sales	$1,433	$963	$1,076	$1,537	$5,009	$1,075	$1,916	$2,991

Cost of sales	1,160	743	714	969	3,586	651	1,002	1,653

Operating expenses	3,216	2,889	2,840	2,731	11,676	3,185	2,970	6,155

Interest expense	3	2	1	-	6	2	16	18

Other income, net	(43)	(16)	(8)	(9)	(76)	(10)	(8)	(18)

Net loss	$(2,903)	$(2,655)	$(2,471)	$(2,154)	$(10,183)	$(2,753)	$(2,064)	$(4,817)

Stock compensation expense	187	183	152	176	698	153	178	331
(included in operating expenses & interest expense)

Weighted average shares	14,850	14,854	14,929	16,513	15,274	17,653	17,675	17,664

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,943)	$(2,669)	$(2,478)	$(2,163)	$(10,253)	$(2,761)	$(2,056)	$(4,817)

Adjustments:
Depreciation and amortization	199	193	191	188	771	176	171	347
Termination partnership agreement	-	(50)	-	100	50	-	-	-
Stock-based compensation expense	187	183	152	176	698	153	178	331
Severance	237	210	-	-	447	-	-	-

Total operating expense adjustment	623	536	343	464	1,966	329	349	678

Non-GAAP operating loss	$(2,320)	$(2,133)	$(2,135)	$(1,699)	$(8,287)	$(2,432)	$(1,707)	$(4,139)
Non-GAAP operating loss per common share	$(0.16)	$(0.14)	$(0.14)	$(0.10)	$(0.54)	$(0.14)	$(0.10)	$(0.23)